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                                                                       EXHIBIT 5

                            Payless ShoeSource, Inc.
                              3231 East 6th Street
                                  P.O. Box 1189
                            Topeka, Kansas 66601-1189

William J. Rainey
Senior Vice President                                             (785) 295-2434
General Counsel & Secretary                                   (785) 368-7524 FAX


                                 August 16, 2001

The Board of Directors
Payless ShoeSource, Inc.
3231 SE 6th Avenue
Topeka, Kansas 66607


Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Payless ShoeSource, Inc., a Delaware corporation (the "Company"). In that capacity, I have acted as counsel for the Company in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), of $15,000,000 in Deferred Compensation Payment Obligations of the Company as well as an indeterminate amount of related Stock Units and shares of Company common stock, par value of $.01 per share including associated rights (the "Shares"), for use in connection with the Payless Shoesource, Inc. Deferred Compensation 401(k) Mirror Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In connection therewith, I or attorneys under my supervision have examined the originals, or certified, conformed or reproduction copies of: (i) resolutions of the Board of Directors; (ii) the Registration Statement; (iii) the Plan; (iv) the Restated Certificate of Incorporation of the Company; and (v) the Amended and Restated Bylaws of the Company. I, or attorneys under my supervision, have also made such other factual and legal investigations as I have deemed necessary and appropriate in order to render the opinion hereinafter expressed. In such examination, I or the attorneys under my supervision have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified copies or photocopies. As to any facts material to the opinion set forth below which were not independently established or verified, I or the attorneys under my supervision have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Deferred Compensation Payment Obligations when issued by the Company in the manner provided in the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement, to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors' rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. I also am of the opinion that any Shares covered by this Registration Statement have been duly and validly authorized and, when issued in accordance with the terms set forth in the Plan, will be validly issued, fully paid and nonassessable. I am also of the opinion that the Plan is not qualified under the Internal Revenue Code, as amended.

I hereby consent to the filing or incorporation by reference of this opinion as an exhibit to the Company's Registration Statement and to all references to the undersigned in the Registration Statement and all amendments thereto. The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person or entity. It may not be quoted in whole or in part without my prior consent.

Very truly yours,
/s/ Willliam J. Rainey
Senior Vice President, General Counsel and Secretary